Exhibit 99.1

PRESS RELEASE

INX Announces Formal Delisting of its Common Stock from NASDAQ; Stock to Continue Trading Over-the-Counter Pending Completion of the NASDAQ Relisting Process

DALLAS--(BUSINESS WIRE)--INX Inc. (OTC:INXI) (the “Company” or “INX”) announced today that following the suspension of trading in the Company’s common stock on The NASDAQ Stock Market, which was effective April 14, 2011, NASDAQ is filing a Form 25 with the Securities and Exchange Commission (the “SEC”) to complete the delisting. The delisting becomes effective ten days after the Form 25 is filed with the SEC. The NASDAQ delisting determination follows the expiration of a 45 day waiting period, within which the NASDAQ Listing and Hearing Review Council could have determined to call the Company’s matter for review on its own motion, and is not related to NASDAQ’s consideration of any new information. The original NASDAQ suspension determination was based on the Company’s non-compliance with its SEC reporting obligations.

As previously announced, the Company has already filed a listing application to facilitate a resumption of trading on the NASDAQ as soon as possible. In that regard, the Company believes that upon making the necessary filings with the SEC it will satisfy all applicable requirements for listing on NASDAQ.

Transactions in the Company’s common stock are currently being reported by OTC Markets Group Inc., which operates the world’s largest electronic marketplace for broker-dealers to trade unlisted stocks, under the trading symbol INXI.  Investors can view Real Time Level II stock quotes for INXI at http://www.otcmarkets.com/stock/INXI/quote.

ABOUT INX INC.:

INX Inc. (OTC: INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Solutions are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, healthcare organizations, educational institutions, and federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX believes it is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.INXI.com.

CONTACT:

INX Inc.
Mark Hilz
Chief Executive Officer
(469) 549-3800

Hayden IR:
Brett Maas
(646) 536-7331
Brett@Haydenir.com